UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2007

DivX, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33029 (Commission File Number)	33-0921758 (I.R.S. Employer Identification No.)

4780 Eastgate Mall
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 882-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

a)

On March 29, 2007, the Board of Directors of DivX, Inc. (the “Company”) adopted the Company’s 2007 Executive Cash Bonus Plan (the “Plan”). The Plan provides for the payment of cash bonuses to the Company’s named executive officers upon the achievement of specific 2007 quarterly and annual revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) milestones by the Company referred to under the Plan as “Bronze,” “Silver,” “Gold” or “Platinum.” If the Company achieves the Bronze level on a quarterly or annual basis, each of the Company’s named executive officers will receive quarterly and/or annual bonuses in 2007 equal to up to an aggregate of 40% of base salary. If the Company achieves the Silver level on a quarterly or annual basis, each of the Company’s named executive officers will receive quarterly and/or annual bonuses in 2007 equal to up to an aggregate of 80% of base salary. If the Company achieves the Gold level on a quarterly or annual basis, each of the Company’s named executive officers will receive quarterly and/or annual bonuses in 2007 equal to up to an aggregate of 80% to 200% of base salary, depending on the exact amount of revenue received and EBITDA obtained by the Company in 2007.  If the Company achieves the Platinum level for the year, each of the Company’s named executive officers will receive the bonus such officer would be entitled to receive if the Company had achieved the Gold level for the year, and will also be entitled to receive a ratable portion of 10% of the amount by which the EBITDA obtained by the Company for the year, less capital expenses in excess of the budget previously approved by the Company’s Board of Directors, exceeds the top range of the EBITDA milestone for the Gold level for the year.

b)

On March 29, 2007, the Board of Directors of the Company appointed Kevin Hell as President of the Company, effective April 2, 2007. Mr. Hell served as the Company’s CXO, Partners and Licensing from April 2006 to April 2007. From November 2004 to April 2006, Mr. Hell served as the Company’s Chief Operating Officer. From November 2002 to November 2004, Mr. Hell served as the Company’s Chief Marketing Officer and Managing Director. From July 2001 to May 2002, Mr. Hell served as Senior Vice President of Product Management in the Solutions Group of Palm, a handheld solutions company. From May 1999 to May 2001, Mr. Hell was Vice President of the Connected Home division and Vice President of Corporate Strategy at Gateway Computer, a personal computer manufacturing company. From May 1991 to May 1999, Mr. Hell worked in the Los Angeles office of the Boston Consulting Group, a management consulting firm. Mr. Hell received an M.B.A. from The Wharton School, and a master’s degree in Aeronautics and Astronautics and a B.S. in Mechanical Engineering from Stanford University. Mr. Hell is 42 years old.

In July 2006, the Board of Directors of the Company authorized the Company to enter into an indemnity agreement with Mr. Hell, as well as with certain other officers and directors of the Company, which provides, among other things, that the Company will indemnify Mr. Hell, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, settlements and any other amounts he may be required to pay in actions, suits or proceedings which he is or may be made a party or is threatened to be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVX, INC.

Dated: April 4, 2007	By:	/s/ David J. Richter
Name: David J. Richter
Title: GC, Legal and Corporate Development